EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
TALX Corporation:

We consent to incorporation by reference in registration statements
No. 333-14619, No. 333-18389, and No. 333-18393 on Forms S-8 of TALX Corporation of our report dated May 19, 1997, relating to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of TALX Corporation.


                                        KPMG PEAT MARWICK LLP

St. Louis, Missouri
June 27, 1997